UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) September 24, 2007
CANARGO ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-32145	91-0881481

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

CanArgo Energy Corporation P.O. Box 291, St. Peter Port Guernsey, British Isles		GY1 3RR

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (44) 1481 729 980

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

The matters discussed in this Current Report on Form 8-K include forward looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s Reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
Section 5- Corporate Governance
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Effective September 24, 2007, CanArgo Energy Corporation (“CanArgo” or the “Company”) (OSE:CNR, AMEX:CNR) appointed Mr. Jeffrey Wilkins to the position of Executive Director on the Board of the Company in addition to his current duties as Chief Financial Officer.
Mr. Wilkins has served as the Company’s Chief Financial Officer since August 2006 prior to which he acted as the Company’s Financial Controller from April 2001.
To reflect his additional duties, Mr Wilkins’s salary has been increased to £130,000 from £120,000 per annum. Additionally, he has been awarded 240,000 additional stock options under the 2004 Long Term Stock Investment Plan at an exercise price of $0.86 vesting in three equal tranches with the first tranche vesting immediately, the second tranche after one year and the third tranche after two years. There were no other changes to Mr. Wilkins’s Employment Agreement following his appointment as Executive Director of the Board.
Effective September 24, 2007, Nils Trulsvik, Non—Executive Director, is stepping down from the CanArgo Board with immediate effect due to potential conflict of interest in respect of other oil and gas companies in which he is involved.
Due to increasing time demands of her responsibilities as an officer of Tethys Petroleum Limited Liz Landles has resigned as Executive Vice President effective September 24, 2007, but will remain the Company Secretary.
Section 7—Regulation FD
Item 7.01. Regulation FD Disclosure.
September 24, 2007 — Guernsey, Channel Islands — CanArgo Energy Corporation (“CanArgo” or the “Company”) (OSE: CNR, AMEX:CNR) today announced that Jeffrey Wilkins has been appointed to the position of Executive Director on the Board of CanArgo Energy Corporation with immediate effect in addition to his current duties as Chief Financial Officer.

Mr. Jeffrey Wilkins has served as the Company’s CFO since August 2006 prior to which he acted as the Company’s Financial Controller from April 2001. Before joining CanArgo, he held various European finance positions for Fisher-Rosemount, part of Emerson Electric Company between 1995 and 1999 and from 1999 to 2000 he was European Financial Accountant for The Dialog Corporation, a business of the Thompson Corporation. Mr. Wilkins is 44 years old and a Chartered Management Accountant with a degree in Economics and Politics from the University of Bath.
The Company also announced that Nils Trulsvik, Non—Executive Director, is stepping down from the CanArgo Board with immediate effect due to potential conflict of interest in respect of other oil and gas companies in which he is involved.
Dr. David Robson, Non-Executive Chairman of CanArgo’s Board said “I am pleased to announce the appointment of Jeffrey to the Board of CanArgo. His track record with the Company and his extensive finance experience will serve to strengthen the executive team at this very important time for the Company as it prepares to complete the testing of the Manavi 12 well and build for the future. Also, I would like to thank Nils Trulsvik for his very significant contribution to CanArgo over the years and I wish him all the best in the future.”
Due to increasing time demands of her responsibilities as an officer of Tethys Petroleum Limited Liz Landles has resigned as Executive Vice President effective September 24, 2007, but will remain the Company Secretary.
The information in this report (including its exhibit) shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or otherwise subject to liability of that section. The information in this report (including its exhibit) shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.
A copy of the Press Release is attached hereto as Exhibit 99.1,
Section 9—Financial Statements and Exhibits
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits:

Exhibit No.	Exhibit Description

99.1	Press Release dated September 24, 2007 issued by CanArgo Energy Corporation.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CANARGO ENERGY CORPORATION
Date: September 28, 2007	By:	/s/ Elizabeth Landles
Elizabeth Landles, Corporate Secretary